INVESTMENT MANAGEMENT AGREEMENT

BNY MELLON INVESTMENT FUNDS III

240 Greenwich Street
New York, New York 10286

April 4, 1994
Amended as of August 4, 2022

BNY Mellon Investment Adviser, Inc.

240 Greenwich Street

New York, New York 10286

Ladies and Gentlemen:

The above-named investment company (the "Trust"), having one or more series, herewith confirms its agreement with you as follows:

The Trust desires to employ the capital of those series named on Schedule 1 hereto, as such Schedule may be revised from time to time (each, a "Series"), by investing and reinvesting the same in investments of the type and in accordance with the limitations specified in each Series' Prospectus and Statement of Additional Information as from time to time in effect, copies of which have been or will be submitted to you, and in such manner and to such extent as from time to time may be approved by the Trust's Board. The Trust desires to employ you to act as the Series' investment adviser.

In connection with your serving as investment adviser to the Series it is understood that from time to time you will employ or associate with yourself such person or persons as you may believe to be particularly fitted to assist you in the performance of this Agreement. Such person or persons may be officers or employees of both you and the Trust. The compensation of such person or persons shall be paid by you and no obligation may be incurred on the Trust's behalf in any such respect. We have discussed and concur in your employing on this basis for as long as you deem it appropriate the sub-investment adviser (the "Sub-Investment Adviser") named on Schedule 1 hereto to act as the Trust's sub-investment adviser with respect to those Series indicated on Schedule 1 hereto (the "Sub-Advised Series") to provide day-to-day management of the Sub-Advised Series' investments.

Subject to the supervision and approval of the Trust's Board, you and/or the Sub-Investment Adviser, as applicable, will provide investment management of each Series' portfolio in accordance with such Series' investment objective(s), policies and limitations, as stated in the relevant Series' Prospectus and Statement of Additional Information as from time to time in effect. In connection therewith, you will obtain and provide investment research and will supervise each Series' investments and conduct, or with respect to the Sub-Advised Series, supervise, a continuous program of investment, evaluation and, if appropriate, sale and reinvestment of such Series' assets. You will furnish to the Trust such statistical information, with respect to the investments which a Series may hold or contemplate purchasing, as the Trust may reasonably request. The Trust wishes to be informed of important developments materially affecting any Series' portfolio and shall expect you, on your own initiative, to furnish to the Trust from time to time such information as you may believe appropriate for this purpose.

In addition, you will supply office facilities (which may be in your own offices), data processing services, clerical, accounting and bookkeeping services, internal auditing and legal services, internal executive and administrative services, and stationery and office supplies; prepare reports to each Series' stockholders, tax returns, reports to and filings with the Securities and Exchange Commission and state Blue Sky authorities; calculate the net asset value of each Series' shares; and generally assist in all aspects of the Trust's operations. You shall have the right, at your expense, to engage other entities to assist you in performing some or all of the obligations set forth in this paragraph, provided each such entity enters into an agreement with you in form and substance reasonably satisfactory to the Trust. You agree to be liable for the acts or omissions of each such entity to the same extent as if you had acted or failed to act under the circumstances.

You shall exercise your best judgment in rendering the services to be provided to the Trust hereunder and the Trust agrees as an inducement to your undertaking the same that neither you nor the Sub-Investment Adviser shall be liable hereunder for any error of judgment or mistake of law or for any loss suffered by the Trust or one or more Series, provided that nothing herein shall be deemed to protect or purport to protect you or the Sub-Investment Adviser against any liability to the Trust or a Series or to its security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder, or to which the Sub-Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties under its Sub-Investment Advisory Agreement with you or by reason of its reckless disregard of its obligations and duties under said Agreement.

In consideration of services rendered pursuant to this Agreement, the Trust will pay you on the first business day of each month a fee at the rate set forth opposite each Series' name on Schedule 1 hereto, less, in the case of each Series, its allocable portion of the accrued fees and expenses of the Board members who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of the Trust (the "Non-Interested Board Members") and fees and expenses of independent counsel to the Non-Interested Board Members. The fee for the period from the effective date of this Agreement to the end of the month during which this Agreement became effective shall be pro-rated according to the proportion which such period bears to the full monthly period, and upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to you, the value of each Series' net assets shall be computed in the manner specified in the Series' then-current Prospectus and Statement of Additional Information. Net asset value shall be computed on such days and at such time or times as described in the relevant Series' then-current Prospectus and Statement of Additional Information.

You will bear all expenses in connection with the performance of your services under this Agreement and will pay all fees of the Sub-Investment Adviser in connection with its duties in respect of the relevant Sub-Advised Series, as well as all other expenses to be incurred in the operation of the Fund, except the management fees payable hereunder, interest, taxes, brokerage fees and commissions, if any, fees pursuant to any Rule 12b-1 plan adopted by the Series, fees and expenses of the Non-Interested Board Members, fees and expenses of independent counsel to the Non-Interested Board Members, and any extraordinary expenses.

The Trust understands that you and the Sub-Investment Adviser now act, and that from time to time hereafter you or the Sub-Investment Adviser may act, as investment adviser to one or more other investment companies and fiduciary or other managed accounts, and the Trust has no objection to your and the Sub-Investment Adviser so acting, provided that when the purchase or sale of securities of the same issuer is suitable for the investment objectives of two or more companies or accounts managed by you and which have available funds for investment in the case of a purchase, the available securities will be allocated in a manner believed by you to be equitable to each company or account. It is recognized that in some cases this procedure may adversely affect the price paid or received by one or more Series or the size of the position obtainable for or disposed of by one or more Series.

In addition, it is understood that the persons employed by you to assist in the performance of your duties hereunder will not devote their full time to such service and nothing contained herein shall be deemed to limit or restrict your right or the right of any of your affiliates to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

Neither you nor the Sub-Investment Adviser shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or a Series in connection with the matters to which this Agreement relates, except, in your case, for a loss resulting from willful misfeasance, bad faith or gross negligence on your part in the performance of your duties or from reckless disregard by you of your obligations and duties under this Agreement and, in the case of the Sub-Investment Adviser, for a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by the Sub-Investment Adviser of its obligations and duties under its Sub-Investment Advisory Agreement with you. Any person, even though also your officer, director, partner, employee or agent, who may be or become an officer, Board member, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust, to be rendering such services to or acting solely for the Trust and not as your officer, director, partner, employee or agent or one under your control or direction even though paid by you.

As to each Series, this Agreement shall continue until the date set forth opposite such Series' name on Schedule 1 hereto (the "Reapproval Date"), and thereafter shall continue automatically for successive annual periods ending on the day of each year set forth opposite the Series' name on Schedule 1 hereto (the "Reapproval Day"), provided such continuance is specifically approved at least annually by (i) the Trust's Board or (ii) vote of a majority (as defined in the Investment Company Act of 1940, as amended) of such Series' outstanding voting securities, provided that in either event its continuance also is approved by a majority of the Trust's Board members who are not "interested persons" (as defined in said Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. As to each Series, this Agreement is terminable without penalty, on not more than 60 days' notice, by the Trust's Board or by vote of holders of a majority of such Series' outstanding voting securities or, upon not less than 90 days' notice, by you. This Agreement also will terminate automatically, as to the relevant Series, in the event of its assignment (as defined in said Act).

The Trust recognizes that from time to time your directors, officers and employees may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "BNY Mellon" as part of their name, and that your corporation or its affiliates may enter into investment advisory or other agreements with such other entities. If you cease to act as the investment adviser for the Trust's series, the Trust agrees that, at your request, the Trust will take all necessary action to change the name of the Trust to a name not including "BNY Mellon" in any form or combination of words.

The Fund is agreeing to the provisions of this Agreement that limit the Sub-Investment Adviser's liability and other provisions relating to the Sub-Investment Adviser so as to induce the Sub-Investment Adviser to enter into its Sub-Investment Advisory Agreement with you and to perform its obligations thereunder. The Sub-Investment Adviser is expressly made a third party beneficiary of this Agreement with rights as respects the Sub-Advised Series to the same extent as if it had been a party hereto.

No provision of this Agreement may be changed, waived or discharged unless signed in writing by the parties hereto. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of law principles thereof, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended. This Agreement may be executed in several counterparts, each of which shall be deemed an original for all purposes, including judicial proof of the terms hereof, and all of which together shall constitute and be deemed one and the same agreement. Nothing in this Agreement shall be deemed a limitation or waiver of any obligation or duty that may not by law be limited or waived. If any one or more of the provisions of this Agreement shall be held contrary to express law or against public policy, or shall for any reason whatsoever be held invalid, then such provisions shall be deemed severable from the remainder of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

This Agreement has been executed on behalf of the Trust by the undersigned officer of the Trust in her capacity as an officer of the Trust. The obligations of this Agreement shall only be binding upon the assets and property of the Trust or Series, as the case may be, and shall not be binding upon any Board member, officer or shareholder of the Trust individually.

If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.

Very truly yours,

BNY MELLON INVESTMENT FUNDS III

By: /s/ JEFF PRUSNOFSKY

Name: Jeff Prusnofsky

Title: Vice President

Accepted:

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ PETER M SULLIVAN

Name: Peter M. Sullivan

Title: Chief Legal Officer

SCHEDULE 1

Name of Series	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date	Reapproval Day

BNY Mellon High Yield Fund*	.70%	April 4, 2023	April 4th

* BNY Mellon Investment Adviser, Inc. has engaged Alcentra NY to act as sub-investment adviser to this Series.